EXHIBIT 2.2

REVOLVING PROMISSORY NOTE

US$3,000,000	New York, New York
August 31, 2016

FOR VALUE RECEIVED, the undersigned, ASPEN GROUP, INC., a Delaware corporation having its principal place of business at 46 East 21st Street, Third Floor, New York, NY 10010 (“Maker”), HEREBY PROMISES TO PAY as and when due from time to time in accordance with the terms of this revolving promissory note (“Note”), whether at its stated Maturity (as defined below) or by acceleration or otherwise, TO THE ORDER OF LEON G. COOPERMAN, an individual residing at ______________________________________________ (together with his successors and assigns, “Payee”), at Payee’s address above or at such other place as may be designated from time to time in writing by Payee, in lawful money of the United States of America (“US$”) and in immediately available funds, IN FULL without deduction, reduction, offset or counterclaim, (i) the principal sum of THREE MILLION DOLLARS (US$3,000,000) or such lesser principal amount as shall then be outstanding under this Note (as evidenced by Payee’s endorsements on Schedule 1 annexed to this Note, which endorsements shall, absent manifest error, be conclusive as to the aggregate principal amount outstanding from time to time under this Note), (ii) all interest accrued and unpaid on the principal amount of this Note outstanding from time to time, and all Commitment Fee (as defined below) accrued and unpaid on the undrawn portion from time to time of Payee’s Commitment (as defined below), in each case calculated at the Applicable Rate (as defined below) from time to time in effect for the period from and including the date of this Note through the date on which such principal sum and all such accrued interest and Commitment Fee are paid in full, and (iii) all other amounts, if any, then due and owing under this Note.

Maker may draw down, at any time and from time to time during the period from and including the date of this Note through the day immediately preceding the third anniversary of that date (the “Commitment Period”), each time upon prior arrangement with and at least three Business Days’ (as defined below) prior written notice to Payee, a principal amount not to exceed at any one time outstanding, as to all such drawdowns in the aggregate, three million dollars (US$3,000,000) (Payee’s “Commitment”); provided, however, that the Commitment Period and Payee’s Commitment shall automatically, without the requirement of any demand, notice, or other act or instrument of, by or from Payee or any other person, and immediately terminate upon the occurrence of an Acceleration Event (as defined below), whereupon (i) Maker shall not be permitted to draw down any additional amounts under this Note and (ii) the aggregate principal amount then outstanding under this Note, together with all interest, Commitment Fee and other amounts then outstanding hereunder, shall automatically be accelerated and become immediately due and payable to Payee in accordance with the terms of this Note. The initial draw shall be seven hundred fifty thousand dollars (US$750,000).

Maker’s Initials_____

Maker hereby irrevocably authorizes Payee to endorse on a schedule in the form of Schedule 1 annexed to this Note each drawdown and repayment of principal under this Note, which endorsements shall, absent manifest error, be conclusive as to the aggregate principal amount from time to time outstanding under this Note; provided, however, that anything herein to the contrary notwithstanding, Payee’s failure to make any such endorsement(s) shall not limit, impair or otherwise affect Maker’s obligations under this Note.

Maker shall pay interest monthly on the principal amount of this Note outstanding from time to time, and a commitment fee (“Commitment Fee”) monthly on the undrawn portion from time to time of Payee’s Commitment, in each case calculated at the Applicable Rate from time to time in effect for the period from and including the date of this Note through the date on which all amounts owing under this Note are paid or repaid, as the case may be, in full, computed daily (on the basis of actual days elapsed in a 365-day year) and payable monthly (and when this Note shall fall due, whether at stated Maturity, by acceleration or otherwise) by not later than three (3) Business Days after being invoiced by Payee therefor (or if such date is not a Business Day, then on the next succeeding Business Day). For all purposes of this Note, the “Applicable Rate” shall equal (i) with respect to interest, twelve percent (12%) per annum, and (ii) with respect to Commitment Fee, two percent (2%) per annum; provided, however, that in the event that any amount (whether of principal, interest, Commitment Fee or otherwise) payable under this Note is not paid in full as and when due in accordance with the terms of this Note (whether at stated Maturity, by acceleration, or otherwise in accordance with such terms), then the Applicable Rate shall increase (x) with respect to interest, to eighteen percent (18%) per annum, and (y) with respect to Commitment Fee, to three percent (3%) per annum.

The stated maturity of this Note (its “Maturity”) shall be the day immediately preceding the third anniversary of the date of this Note; provided, however, that notwithstanding anything to the contrary contained in this Note, upon the occurrence of any of the events specified in subparagraphs (a) through (c) immediately below (each, an “Acceleration Event”), the entire principal amount outstanding of this Note, and all interest, Commitment Fee and other amounts accrued and unpaid thereon or hereunder, shall automatically, without protest, presentment, petition, demand, or other notice, declaration, act or instrument of, by or from Payee or any other person (all of which are hereby expressly and irrevocably waived by Maker), and for all purposes, be accelerated and become immediately due and payable, in full, to Payee:

(a)

If Maker shall: (i) fail to make any payment owing to Payee hereunder in full when due in accordance with the terms of this Note, which failure shall continue uncured for a period of at least three (3) Business Days; (ii) fail to make any payment owing to any other lender in full when due in accordance with the terms governing such loan; or (iii) directly or indirectly, so long as any principal, interest, Commitment Fee or other amount remains outstanding hereunder (whether or not then due and owing), make or propose to make any dividend payment (except for dividends payable in common stock or in rights to buy common stock) or other cash-flow

Maker’s Initials_____

distribution to any of Maker’s shareholders or other stakeholders, or any payment of principal, interest or any other amount in respect of any other indebtedness (whether secured or unsecured) owing to any individual, entity or other person (other than Payee); or

(b)

If Maker or any affiliated entity (each, an “Affiliate”) shall: (i) become insolvent; (ii) admit in writing its inability to pay its debts as they mature; (iii) commence, or file any petition or answer under, any bankruptcy, liquidation, reorganization, arrangement, insolvency or other proceeding, whether federal or state, relating to the relief of debtors; (iv) apply for or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business; (v) make a general assignment for the benefit of its creditors, or effect a plan in bankruptcy or other similar arrangement with its creditors; (vi) admit the material allegations of a petition filed against it in any bankruptcy, liquidation, reorganization, arrangement, insolvency or other proceeding, whether federal or state, relating to the relief of debtors; (vii) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if action shall be taken by it for the purpose of effecting any of the foregoing; (viii) be adjudicated a bankrupt or insolvent; or (ix) take action to effectuate any of the foregoing; or

(c)

If: (i) involuntary proceedings or any involuntary petition shall be commenced or filed against Maker or any Affiliate under any bankruptcy, insolvency or similar law, seeking the appointment of a receiver, trustee, custodian or liquidator for Maker or any Affiliate or a substantial portion of Maker’s or any Affiliate’s property, assets or business, and such proceedings or petition shall not be dismissed or vacated within thirty (30) days after its commencement or filing; (ii) any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial portion of Maker’s or any Affiliate’s properties or assets, and any such proceedings, petition, writ, judgment, warrant, execution or similar process shall not be released, vacated or fully bonded within thirty (30) days after its commencement, filing or levy; or (iii) an order, judgment or decree shall be entered, without the application, approval or consent of Maker or any Affiliate, with respect to Maker or any Affiliate or a substantial portion of its assets or properties, appointing a receiver, trustee, custodian or liquidator for Maker or any Affiliate or a substantial portion of Maker’s or any Affiliate’s property, assets or business, or any similar order, judgment or decree shall be entered or appointment made in any jurisdiction, and such order, judgment, decree or appointment shall continue unstayed and in effect for a period of thirty (30) days.

Maker may prepay all or any portion of the principal amount outstanding under this Note at any time, without premium or penalty, and reborrow hereunder during the Commitment Period, subject to the terms of this Note; provided, however, that any prepayment of principal hereunder shall be accompanied by Maker’s payment of all accrued and unpaid interest and Commitment Fee outstanding hereunder at the time.

Maker’s Initials_____

Payments received by Payee under this Note shall be applied in the following order: first, to the payment of all collection and enforcement expenses, if any, incurred by Payee and payable by Maker hereunder; second, to the payment of all interest accrued and owing hereunder through the date of such payment; third, to the payment of all Commitment Fee accrued and owing hereunder through the date of such payment; and fourth, to the repayment of the principal amount outstanding of this Note.

This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the outstanding principal balance of this Note at a rate that could subject Payee to either civil or criminal liability as a result of being in excess of the maximum rate that Maker is permitted by law to contract or agree to pay. If, by the terms of this Note, Maker is at any time required or obligated to pay interest on the outstanding principal balance of this Note at a rate in excess of such maximum rate, the Applicable Rate shall be deemed, without further act or instrument, to be immediately reduced to such maximum rate; and if and to the extent any payments in excess of such maximum permitted amount are received by Payee, such excess shall be considered repayments in respect of the principal amount outstanding of this Note.

In the event that Maker fails to pay any amount owing by it hereunder in full when due (whether on any interest or Commitment Fee payment date, at stated Maturity, by acceleration or otherwise, as the case may be), Maker agrees to promptly pay all of Payee’s costs and expenses incurred in attempting or effecting collection hereunder or the enforcement of this Note, including, without limitation, all attorneys’ fees and related charges, as and when incurred by Payee, whether or not any action, suit or proceeding is instituted for collection or for the enforcement of this Note; and all such costs and expenses of collection and enforcement shall be added to the principal amount outstanding of this Note and shall, if not promptly paid in full by Maker as and when incurred by Payee, bear interest at the Applicable Rate until paid in full.

If any payment hereunder shall be due on a Saturday, a Sunday, or a public or bank holiday in the State of New York (any other day, a “Business Day”), such payment shall be made on the next succeeding Business Day, and any such extension of time shall be included in the computation of interest or Commitment Fee, as the case may be, hereunder. Each payment hereunder shall be made in lawful money of the United States of America and in immediately available funds, prior to 12:00 noon Eastern Time on the date due thereof; any payment made after such time shall be deemed to have been made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or Commitment Fee, as the case may be, hereunder.

Maker’s obligations under this Note are absolute and unconditional, notwithstanding the existence or terms and conditions of, or any reference herein to, any other document or agreement, and are not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. Maker hereby expressly and irrevocably waives (i) presentment, demand for payment, notice of dishonor, protest, notice of protest, and every other form of notice whatsoever with respect to this Note, (ii) any right it may have to demand a jury trial with respect to the enforcement of, or any

Maker’s Initials_____

controversy arising under or relating to, this Note, (iii) any right to offset any amounts payable hereunder against, or to submit any counterclaims in respect of, any obligations of Payee to Maker, and (iv) all rights to the benefits of any statute of limitations and any moratorium, appraisement or exemption now provided, or which may hereafter be provided, by any federal or state statute, including, without limitation, exemptions provided by or allowed under the Bankruptcy Code of 1978 (11 U.S.C.), as amended, or under common law, as to both Maker itself and all of its properties and assets, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof and thereof. The illegality or unenforceability in whole or in part of, or the default by any party under, any other document or agreement shall not constitute a defense to any claim by Payee for the payment or repayment, as the case may be, of principal, interest, Commitment Fee, or any other amount hereunder.

All notices, demands or other communications (collectively, “notices”) relating to any matter set forth herein shall be in writing and served or delivered by certified mail, return receipt requested, or by a reputable commercial overnight carrier that provides a receipt, with postage thereon prepaid by sender and addressed to the other party at its address in the first paragraph of this Note (or at such other address as such other party shall have previously provided to the sender in the same manner herein provided). Any such notice shall be deemed effectively delivered on the day of its actual delivery (as shown by the addressee’s return receipt) or on the second Business Day after its date of mailing, whichever is earlier, except that service of any notice of default required by law shall, if mailed, be deemed effective on the date of mailing.

This Note shall be governed by and construed in accordance with the substantive laws of the State of New York applicable to contracts made between residents of that state, entered into and to be wholly performed within that state, notwithstanding the parties’ actual states of residence or domicile and without reference to any conflict of laws or similar rules that might mandate or permit the application of the laws of any other jurisdiction. Any suit, action or proceeding brought by Payee to enforce this Note shall be brought in the courts of New York State sitting in the Borough of Manhattan, New York County, or in federal District Court for the Southern District of New York, and, for all purposes of any such action, suit or proceeding, Maker hereby irrevocably (i) submits to the exclusive jurisdiction of such courts, (ii) waives any objection to such choice of venue based on forum non conveniens or any other legal or equitable doctrine, and (iii) waives trial by jury and the right to interpose any set-off or counterclaim, of any nature or description whatsoever, in any action, suit or proceeding relating to this Note.

No right or remedy conferred upon Payee under this Note is intended to be exclusive of any other right or remedy available to Payee, whether at law, in equity, by statute or otherwise, but shall be deemed cumulative with all such other rights and remedies. Without limiting the generality of the foregoing, if this Note and all amounts (whether of principal, interest, Commitment Fee or otherwise) accrued hereunder shall not be paid in full when due (whether on any interest or Commitment Fee payment date, at stated Maturity, by acceleration or otherwise), Payee shall be free to enforce his rights

Maker’s Initials_____

and remedies against Maker as Payee may see fit under the circumstances, in no particular order or priority. No failure to exercise, or any delay in exercising, by Payee any of his rights or remedies hereunder shall operate as a waiver thereof. A waiver by Payee of any right or remedy hereunder on any one occasion shall not be construed as a bar to Payee’s exercise of that same or of any other right or remedy which Payee would otherwise have on any future occasion. No forbearance, indulgence, delay or failure by Payee to exercise any of his rights or remedies with respect to this Note, nor any course of dealing between Maker and Payee, shall operate as a waiver of any such right or remedy, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. Payee shall not, by any course of dealing, indulgence, omission, or other act (except a further instrument signed by Payee) or failure to act, be deemed to have waived any right or remedy hereunder, or to have acquiesced in any Acceleration Event or in any breach of any of the terms of this Note. No modification, rescission, waiver, forbearance, release or amendment of any term, covenant, condition or provision of this Note or any of Maker’s obligations hereunder shall be valid or enforceable unless made and evidenced in writing, expressly referring to this Note and signed by both Maker and Payee.

The terms and provisions of this Note are severable. In the event of the unenforceability or invalidity of one or more of the terms, covenants, conditions or provisions of this Note under federal, state or other applicable law in any circumstance, such unenforceability or invalidity shall not affect the enforceability or validity of such term, covenant, condition or provision in any other circumstance, or render any other term, covenant, condition or provision of this Note unenforceable or invalid.

Payee may assign his rights under this Note to any person upon three (3) Business Days’ prior notice to Maker; and Maker’s obligations hereunder shall inure to the benefit of Payee and each of Payee’s successors and permitted assigns, and shall be binding for all purposes on Maker and its successors-in-interest. No assignment, delegation or other transfer of Maker’s rights or obligations hereunder shall be made or be effective absent Payee’s prior, written consent thereto.

Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the words "Payee" and "Maker" shall include their respective successors and permitted assigns.

IN WITNESS WHEREOF, Maker has duly executed and delivered this Note on the day and year first written above.

ASPEN GROUP, INC.

By _________________________________

Michael Mathews

Chairman and Chief Executive Officer

Maker’s Initials_____

Schedule 1

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Maturity Date	Amount of Principal Repaid	Payment Date	Unpaid Principal Balance	Notation Made By

Maker’s Initials_____